Free Writing Prospectus Filed Pursuant to Rule 433
(Related to Preliminary Prospectus Supplement Dated March 7, 2006)
Registration No. 333-104097
Registration No. 333-117742
March 7, 2006
Anheuser-Busch Companies, Inc.

Final pricing terms as of March 7, 2006
$300,000,000 5.750% Debentures due April 1, 2036

Issuer	Anheuser-Busch Companies, Inc.
Issue Format	SEC Registered
Security	30-Year Debentures
Ratings	A1/A+/A+ (stable/stable/stable) (Moody’s/S&P/Fitch)
Principal Amount	$300,000,000
Pricing Date	March 7, 2006
Settlement Date	March 10, 2006
Maturity Date	April 1, 2036
Coupon Pay Dates	Each April 1 & October 1, commencing October 1, 2006
First Coupon	October 1, 2006
Day Count Convention	30/360
Make Whole Provision	T+ 25 bps
Benchmark Treasury	T 5.375% due 02/31
Benchmark Treasury Yield	4.816%
Benchmark Treasury Price	$108-2
Reoffer Spread to Treasury	+ 95 bps
Reoffer Yield	5.766%
Coupon	5.750%
Reoffer Price to Public	99.768%
CUSIP	035229DA8
Joint Book-Running Managers	J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Co-Managers:	Banc of America Securities LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
SunTrust Capital Markets, Inc.
Use of Proceeds	General corporate purposes

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov <http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling toll free 1-888-722-9555 ext 1088 or through your usual contact at J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated or UBS Securities LLC.